EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is executed as of this 14th day of

August, 2012, by and between Marvin A Berg III ("Executive") and ARI Network Services, Inc,

("Company"),

RECITALS

The Company desires to employ Executive in the position of Vice President of

Operations, and Executive desires to be so employed by the Company, on the terms and conditions set forth herein,

As a result of Executive's employment with the Company as Vice President of

Operations, Executive will have access to and be entrusted with valuable information about the

Company's business and customers, including trade secrets and confidential information,

The Parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Company,

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive (collectively,

"Parties" and individually, "Party"), the Parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Position and Duties, During the term of Executive's employment under this

Agreement, Executive shall hold the position of Vice President of Operations of the Company and shall be subject to the authority of, and shall report to, the President and Chief Executive

Officer ("CEO") of the Company, Executive's duties and responsibilities as Vice President of

Operations shall include all those customarily attendant to such position and other duties and responsibilities as may be assigned from time to time by the Company's President and/or CEO,

At all times, Executive shall devote Executive's entire business time, attention and energies exclusively to the business interests of the Company while employed by the Company, except as otherwise specifically approved in writing by or on behalf of the President and/or CEO,

1.2 At-Will Employment. The term of Executive's employment under this

Agreement shall commence on August 1, 2012 and be for an indefinite period and may be terminated by either Party at any time and for any reason or no reason upon written notice to the other Party,

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. During the term of Executive's employment under this Agreement,

the Company shall pay Executive an annual salary of One Hundred Eighty Thousand Dollars

($180,000) ("Base Salary"), payable in accordance with the normal payroll practices and schedule of the Company. Notwithstanding the foregoing, the Base Salary shall be subject to annual review by the President and/or CEO and shall be subject to increase, but not decrease,

based on the recommendation of the President and/or CEO as approved by the Board of

Directors of the Company ("Board"); provided, however, that the Company may reduce

Executive's Base Salary if (a) Executive's Base Salary is reduced as part of a general reduction in the base salaries for all executive officers of the Company or (b) Executive's Base Salary is reduced for Cause (defined below), and Executive acknowledges and agrees that any reduction in

Base Salary due to the circumstances specified in Section 2. I (a) or (b), above, shall not constitute Good Reason (as defined in Section 3.1(f), below).

2.2 Bonuses. During the term of Executive's employment under this Agreement,

Executive will be eligible to participate in the Company's Management Incentive Bonus Plan

("Bonus Plan"), the specifics of which are determined from time to time by the Compensation

Committee of the Board ("Compensation Committee") and approved by the Board. The Parties acknowledge and agree that, under the Company's current Bonus Plan, the annualized bonus amount which Executive would be eligible to receive if one hundred percent (100%) of such

Bonus Plan targets were met would be Thirty Thousand Dollars ($30,000). Executive acknowledges and agrees that the Bonus Plan may be changed from time to time at the discretion of the Compensation Committee as approved by the Board.

2.3 Equity. During the term of Executive's employment under this Agreement,

Executive shall be eligible to participate in stock option and equity plans and grants, if any, that are offered to senior executive/officer employees of the Company, as determined by the

Compensation Committee and approved by the Board from time to time.

2.4 Perquisites, Benefits and Other Compensation. During the term of Executive's employment under this Agreement, and subject to the express provisions of this Article II,

Executive will be entitled to receive perquisites and benefits provided by the Company to its senior executive employees, subject to the eligibility criteria related to such perquisites and benefits, and to such changes, additions, or deletions to such perquisites and benefits as the

Company may make from time to time, as well as such other perquisites or benefits as may be specified from time to time at the sole discretion of the Board.

3.2 Rights Upon Termination Not In Connection With A Change In Control.

(a) Section 3.ICa), Section 3.ICc) and Section 3.1(f) Termination. If

Executive's employment is terminated pursuant to Section 3.1 (a), Section

3.I(c), or Section 3.I(f), above, Executive or Executive's estate shall have no further rights against the Company hereunder, except for the right to receive the following: (1) any unpaid Base Salary with respect to the period prior to the effective date of termination and (2) any earned but unpaid bonus due to Executive as of the effective date of termination.

With respect to a termination pursuant to Section 3.I(a) or Section 3.I(f),

above, Executive shall also receive (1) Executive's Base Salary, at the rate in effect at the time of termination, for nine (9) months following the effective date of termination; (2) a bonus for the fiscal year of the Company in which such termination occurs, which bonus shall be equal to (A) the product of (i) the average of Executive's annual bonus received pursuant to the Company's Bonus Plan for the three fiscal years of the Company ending prior to the effective date of termination, multiplied by (ii) a fraction, the numerator of which is the actual number of days Executive was employed by the Company during the fiscal year of the Company in which the termination occurs and the denominator of which is 365, less (B) any payment previously made by the Company, if any, with respect to the current fiscal year's Bonus Plan; and (3) acceleration of all outstanding unvested options held by Executive as of the effective date of termination. Payment of the amounts specified in subsections (1) and (2) of the immediately preceding sentence shall be made in nine (9) equal monthly installments following the effective date of termination; provided, however, that if such installment payments would continue beyond the later of: (x) the first

September 15 following the Company's fiscal year which included the effective date of termination or (y) the first March IS following the calendar year which included the effective date of termination (the "Latest

Date"), all remaining monthly installments shall be paid to Executive in a lump sum on the Latest Date. Notwithstanding the foregoing, the payment and receipt of the benefits specified in subsections (1), (2) and (3), of that same sentence are contingent upon Executive's execution of a written severance agreement (in a form satisfactory to the Company) containing,

among other things, a general release of claims against the Company, and the rescission period of such agreement must expire, without revocation of such release, within sixty (60) days following the effective date of termination. To the extent that payments would otherwise be paid to

Executive within the sixty (60) day period following the effective date of termination, such payment(s) shall be made following Executive's execution of such general release and the expiration of the applicable rescission period, except where the sixty (60) day period following the effective date of termination spans two different calendar years, in which case such payment(s) or benefit(s) will not be paid until the later calendar year during the sixty (60) day period.

Disability under this Section 3 .1 (c) is not intended to alter any benefits any Party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(d) Termination by Retirement. Subject to Section 3.2, below, Executive's employment and all of the Company's obligations under this Agreement

(except as provided in Section 10.5, below, and as required by law) shall terminate automatically, effective upon Executive's retirement in accordance with the Company's retirement plan or policy should a retirement plan or policy for senior executives of the Company be adopted.

(e) Termination by Resignation. Subject to Paragraph 3.2, below, Executive's employment and all of the Company's obligations under this Agreement

(except as provided in Section 10.5, below, and as required by law) shall terminate automatically, effective immediately upon Executive's provision of thirty (30) days' prior written notice to the President and/or CEO of resignation from employment with the Company or at such other time as may be mutually agreed between the Parties following the provision of such notice.

(f) Termination for Good Reason. Subject to Section 3.2, below, Executive may terminate his employment and all of the Company's obligations under this Agreement (except as provided in Section 10.5, below, and as required by law) for Good Reason (defined below). A termination shall only be for Good Reason if: (I) within ninety (90) calendar days of the initial existence of Good Reason, Executive provides written notice of

Good Reason to the President and/or CEO; (2) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (3) Executive terminates his employment effective any time after the expiration of such 30-day remedy period prior to the date that is two (2) years after the initial existence of Good Reason. "Good

Reason" shall mean the occurrence of any of the following without the written consent of Executive: (a) the Company has breached this

Agreement in a material way, which breach remains uncured, if subject to cure, for thirty (30) calendar days after the President and/or CEO receives written notice thereof from Executive; (b) a material diminution in

Executive's Base Salary; or (c) a material change in the geographic location at which Executive must perform his services, provided such new location is more than fifty (50) miles from the location where Executive is required to perform services prior to the change.

ARTICLE III

TERMINATION

3.1 Termination Not In Connection With A Change In Control.

(a) Termination Without Cause. Subject to Section 3.2, below, the President and/or CEO may terminate Executive's employment and all of the

Company's obligations under this Agreement (except as provided in

Section 10.5, below, and as required by law) at any time without Cause

(defined below).

(b) Termination For Cause. Subject to Section 3.2, below, the President and/or

CEO may terminate Executive's employment and all of the Company's obligations under this Agreement (except as provided in Section 10.5,

below, and as required by law) at any time for Cause (defined below)

by giving written notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the President and/or CEO may designate. For purposes of this Agreement, "Cause" shall mean, with respect to

Executive, the occurrence of one or more of the following events, as determined by the Company: (1) breach of this Agreement or violation of one or more policies of the Company; (2) act of dishonesty; (3)

insubordination; (4) failure to follow the reasonable directions of the

President, CEO and/or the Board; (5) failure to satisfactorily perform

Employee's employment duties and responsibilities; (6) conviction of a crime the circumstances of which substantially relate to Executive's position with the Company; and (7) any attempt to obtain a personal profit from any transaction in which the Company has an interest or which is adverse to the interests of the Company.

(c) Termination by Death or Disability. Subject to Section 3.2, below,

Executive's employment and all of the Company's obligations under this

Agreement (except as provided in Section 10.5, below, and as required by law) shall terminate automatically, effective immediately and without any notice being necessary, upon Executive's death or a determination of Disability of Executive. For purposes of this Agreement, "Disability"

means the inability of Executive, due to a physical or mental impairment,

to perform the essential functions of Executive's job with the Company,

with or without a reasonable accommodation, for ninety (90) consecutive business days or one hundred twenty (120) business days in the aggregate during any 365-day period. A determination of Disability shall be made by the President and/or CEO and/or the Board, which may, at their sole discretion, consult with a physician or physicians satisfactory to the

President and/or CEO and/or the Board, and Executive shall cooperate with any effort to make such determination. Any such determination shall be conclusive and binding on the Parties. Any determination of

(b) Section 3.1(b) and Section 3.1Ce) Terminations. If Executive's employment is terminated pursuant to Section 3 .1 (b), above, or if Executive resigns pursuant to Section 3 .1 (e), above, Executive shall have no further rights against the Company hereunder, except for the right to receive: (1) any unpaid Base Salary with respect to the period prior to the effective date of termination; and (2) any earned but unpaid bonus due to Executive as of the effective date of termination.

(c) Section 3.1 (d) Termination. If Executive retires pursuant to Section 3.1 (d),

above, Executive shall have no further rights against the Company hereunder, except for the right to receive: (1) any unpaid Base Salary with respect to the period prior to the effective date of termination; (2) any earned but unpaid bonus due to Executive as of the effective date of termination; and (3) any additional benefits provided for under the

Company's retirement plan or policy for senior executives, if any.

3.3 Termination In Connection With A Change In Control. Should Executive's

employment be terminated upon the occurrence of or within two (2) years of a "Change in

Control," as defined in Executive's Change of Control Agreement ("COC Agreement"), the

terms of such termination shall be governed exclusively by the COC Agreement and Executive shall not be entitled to receive any of the benefits provided for under this Article III.

ARTICLE IV

CONFIDENTIALITY

4.1 Confidentiality Obligations. Executive will not, during his employment with the

Company, directly or indirectly, use or disclose any Confidential Information or Trade Secrets

(defined below) except in the interest and for the benefit of the Company. After the end, for whatever reason, of Executive's employment with the Company, Executive will not, directly or indirectly, use or disclose any Trade Secrets. For a period of two (2) years following the end, for whatever reason, of Executive's employment with the Company, Executive will not, directly or indirectly, use or disclose any Confidential Information. Executive further agrees not to, directly or indirectly, use or disclose at any time information received by the Company from others except in accordance with the Company's contractual or other legal obligations; the Company's customers are third patty beneficiaries of this promise.

4.2 Definitions.

(a) Trade Secret. The term "Trade Secret" has that meaning set forth under applicable law. The term includes, but is not limited to, all computer source, object or other code created by or for the Company.

(b) Confidential Information. The term "Confidential Information" means all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the

Company's competitors, generally. Confidential Information includes, but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans,

production know-how and processes, manufacturing techniques,

operational methods, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies, plans and techniques, pricing strategies, information relating to sources of materials and production costs, purchasing and accounting information, personnel information and all business records; (ii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company; and

(iii) information received by the Company from others which the

Company has an obligation to treat as confidential.

(c) Exclusions. Notwithstanding the foregoing, the terms "Trade Secret" and

"Confidential Information" shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by him prior to his employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by

Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of his employment without use of Confidential Information or Trade Secrets.

ARTICLE V

NON-COMPETITION

5.1 Restrictions on Competition During Employment. During Executive's

employment by the Company, Executive shall not, directly or indirectly, compete against the

Company, or, directly or indirectly, divert or attempt to divert business from the Company anywhere the Company does business.

5.2 Post-Employment Restricted Services Obligation. For two (2) years following termination of Executive's employment with the Company, for whatever reason, Executive agrees not to, directly or indirectly, provide Restricted Services to any Competitor in the United

States.

5.3 Definitions.

(a) Restricted Services. The term "Restricted Services" means employment duties and functions of the type provided by Executive to the Company during the twelve (12) month period prior to the termination, for whatever reason, of Executive's employment with the Company, as described in

Executive's job description with the Company.

(b) Competitor. For purposes of this Article V, the term "Competitor"

means any entity, including a sole proprietorship, that sells or services, or attempts to sell or service, (i) distribution-side electronic commerce and marketing products or services (including, without limitation, electronic parts catalogs, search engine marketing, lead generation and management,

and web site provision) of the type sold or serviced by the Company during the twelve (12) month period prior to the termination, for whatever reason, of Executive's employment with the Company (ii) in vertical markets in which the Company sold or serviced its products or services during the twelve (12) month period prior to the termination, for whatever reason, of Executive's employment with the Company; provided,

however, that the term "Competitor" shall not include a subsidiary or other corporate division of such an entity which subsidiary or division does not sell or service, or attempt to sell or service, such aforementioned distribution-side electronic commerce and marketing products or services in such vertical markets. To the extent that the following entities, or their subsidiaries or corporate divisions, meet the aforementioned definition,

such entities, or their subsidiaries or corporate divisions as the case may be, shall be deemed competitors of the Company: Snap-On Business

Solutions, Dominion Enterprises, 50 Below, Enigma, HLSM and ADP

Lightspeed and any successor of such entities; provided, however, that the foregoing list of entities is included for the sole purpose of providing examples of possible Competitors and shall not affect the aforementioned definition. Examples of vertical markets in which the Company sells or services its products or services may include, without limitation, the following: powersports, outdoor power equipment, marine and

recreational vehicle and home appliances.

ARTICLE VI

CUSTOMER NON-SOLICITATION

6.1 Post-Employment Non-Solicitation of Restricted Customers. For two (2) years following termination of Executive's employment with the Company, for whatever reason,

Executive agrees not to, directly or indirectly, solicit or attempt to solicit any business from any

Restricted Customer in any manner which competes with the services or products offered by the

Company in the twelve (12) months preceding termination of Executive's employment with the

Company, or to, directly or indirectly, divert or attempt to divert any Restricted Customer's business from the Company.

6.2 Restricted Customer. The term "Restricted Customer" means any individual or entity (a) for whom/which the Company provided services or products, and (b) with whom/which Executive had contact on behalf of the

Company, or about whom/which Executive acquired non-public

information in connection with his employment by the Company, during the twenty-four (24) month period preceding the end, for whatever reason,

of Executive's employment with the Company; provided, however, that the term "Restricted Customer" shall not include any individual or entity whom/which, through no direct or indirect act or omission of Executive,

terminated its business relationship with the Company more than six (6)

months prior to the end of Executive's employment with the Company.

ARTICLE VII

RESTRICTION RELATING TO PRODUCTS OR SERVICES UNDER DEVELOPMENT

BY THE COMPANY

7.1 Restriction Relating to Products or Services Under Development by the

Company. For two (2) years following termination of Executive' s employment with the

Company, for whatever reason, Executive agrees not to, directly or indirectly, develop, market or sell, or attempt to develop, market or sell, on behalf of any Competitor (defined below) in the

United States any product or service that is under development by the Company during the twelve (12) month period prior to the termination, for whatever reason, of Executive's employment with the Company; provided, however, that this Article VII shall not apply to any product or service which the Company has not taken steps to market or sell within the twelve

(12) month period following the termination, for whatever reason, of Executive's employment with the Company.

7.2 Competitor. For purposes of this Article VII, the term "Competitor" means any entity, including a sole proprietorship, that sells or services, or attempts to sell or service, (i)

distribution-side electronic commerce and marketing products or services (including, without limitation, electronic parts catalogs, search engine marketing, lead generation and management,

and web site provision) of the type sold or serviced by the Company during the twelve (12)

month period prior to the termination, for whatever reason, of Executive's employment with the

Company (ii) in vertical markets in which the Company sold or serviced its products or services during the twelve (12) month period prior to the termination, for whatever reason, of Executive's employment with the Company; provided, however, that the term "Competitor" shall not include a subsidiary or other corporate division of such an entity which subsidiary or division does not sell or service, or attempt to sell or service, such aforementioned distribution-side electronic commerce and marketing products or services in such vertical markets. To the extent that the following entities, or their subsidiaries or corporate divisions, meet the aforementioned definition, such entities, or their subsidiaries or corporate divisions as the case may be, shall be deemed competitors of the Company: Snap-On Business Solutions, Dominion Enterprises, 50

Below, Enigma, HLSM and ADP Lightspeed and any successor of such entities; provided,

however, that the foregoing list of entities is included for the sole purpose of providing examples of possible Competitors and shall not affect the aforementioned definition. Examples of vertical markets in which the Company sells or services its products or services may include, without limitation, the following: powersports, outdoor power equipment, marine and recreational vehicle and home appliances.

ARTICLE VIII

BUSINESS IDEA RIGHTS

8.1 Assignment. The Company will own, and Executive hereby assigns to the

Company and agrees to assign to the Company, all rights in all Business Ideas. All Business

Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered "works for hire" as that term is defined by United States copyright law.

8.2 Definition of Business Ideas. The term "Business Ideas" means all ideas, designs,

modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries,

inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates or develops, either alone or jointly with others, while

Executive is employed by the Company and which are: (a) related to any business known to

Executive to be engaged in or contemplated by the Company; (b) originated or developed during

Executive's working hours; or (c) originated or developed in whole or in part using materials,

labor, facilities or equipment furnished by the Company.

8.3 Disclosure. While employed by the Company, Executive will promptly disclose all Business Ideas to the Company.

8.4 Execution of Documentation. Executive, at any time during or after his employment by the Company, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

ARTICLE IX

NON-SOLICITATION OF EMPLOYEES

During Executive's employment by the Company and for twelve (12) months thereafter,

Executive shall not, directly or indirectly, encourage any Company employee to terminate his/her employment with the Company or solicit such an individual for employment outside the

Company in any manner which would end or diminish that employee's services to the Company;

provided, however, that this Article IX shall not prohibit use of general classified advertising to solicit for employment positions.

ARTICLE X

EXECUTIVE DISCLOSURES AND ACKNOWLEDGMENTS

10.1 Confidential Information of Others. Executive warrants and represents to the

Company that he is not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict with, or prohibit Executive from fully carrying out, his duties as described under the terms of this Agreement. Further,

Executive warrants and represents to the Company that he has not and will not retain or use, for the benefit of the Company, any confidential information, records, trade secrets, or other property of a former employer.

10.2 Scope of Restrictions. Executive acknowledges that during the course of his employment with the Company, he will gain knowledge of Confidential Information and Trade

Secrets of the Company. Executive acknowledges that the Confidential Information and Trade

Secrets of the Company are necessarily shared with Executive on a routine basis in the course of performing his job duties and that the Company has a legitimate protectable interest in such

Confidential Information and Trade Secrets, and in the goodwill and business prospects associated therewith. Accordingly, Executive acknowledges that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the

Company's business, goodwill and property rights, and that the restrictions imposed will not prevent him from earning a living in the event of, and after, the end, for whatever reason, of his employment with the Company.

10.3 Prospective Employers. Executive agrees, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X of this Agreement, to disclose this

Agreement to any entity which offers employment to Executive. Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Executive's potential or future employers.

10.4 Third Patty Beneficiaries. Any Company affiliates are third party beneficiaries with respect to Executive's performance of his duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Company and any of its affiliates enjoying the benefits thereof, may enforce this Agreement directly against Executive. The terms Trade

Secret and Confidential Information shall include materials and information of the Company's affiliates to which Executive has access.

10.5 Survival. The covenants set forth in Articles III, IV, V, VI, VII, VIII, IX, X, XI,

XII and XIII of this Agreement shall survive the termination of Executive's employment hereunder.

ARTICLE XI

RETURN OF RECORDS

Upon the end, for whatever reason, of his employment with the Company, or upon request by the Company at any time, Executive shall immediately return to the Company all documents, records and materials belonging and/or relating to the Company (except Executive's own personnel and wage and benefit materials relating solely to Executive), and all copies of all such materials. Upon the end, for whatever reason, of Executive's employment with the

Company, or upon request of the Company at any time, Executive further agrees to destroy such records maintained by him on his own computer equipment. Upon mutual agreement between

Executive and the Company, Executive may retain documents, records and materials belonging and/or relating to the Company following the end, for whatever reason, of Executive's employment with the Company.

ARTICLE XII

INDEMNITY

12.1 Indemnification By Company. To the extent permitted by applicable law, the

Company shall indemnify Executive if Executive is, or is threatened to be, made a party to an action, suit or proceeding (other than by the Company) by reason of the fact that Executive is or was a director or officer of the Company, unless liability was incurred because Executive breached or failed to perform a duty that Executive owes to the Company and such breach or failure constitutes: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which Executive has a material conflict of interest; (b) a violation of the criminal law, unless Executive had reasonable cause to believe that his conduct was lawful and Executive had no reasonable cause to believe such conduct was unlawful; (c) a transaction from which Executive derived an improper personal profit; or (d) willful misconduct.

12.2 Indemnification By Executive. Executive agrees to indemnify and hold harmless the Company against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and costs), judgments and settlements of amounts paid in connection with any threatened, pending or completed action, suit, claim, proceeding or investigation arising out of or pertaining to: (a) unlawful intentional acts committed by Executive in the conduct of the Company's business; (b) any willful gross negligence committed by Executive other than in the conduct of the Company's business; and (c) any tax deductions Executive may claim for expenses incurred or claim to have been incU1l'ed in connection with Executive's duties hereunder.

12.3 Insurance. Notwithstanding the foregoing, the indemnification provided for in this Article XII shall only apply to any costs or expenses incurred by indemnities which are not covered by applicable liability insurance. If this Article XII is interpreted to reduce insurance coverage to which an indemnity would otherwise be entitled in the absence of this provision,

this provision shall be deemed inoperative and not part of this Agreement. This Article XII shall survive the termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1 Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified; (b)

when sent by facsimile or electronic transmission (e-mail) if sent during normal business hours of the recipient and confirmed by facsimile or electronic confirmation receipt; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid;

or (d) one (I) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and such notices are addressed as follows or to such other address as the addressed Patty may have substituted by notice pursuant to this Section

13.1:

To the Company:

ARI Network Services, Inc.

President and CEO

11425 West Lake Park Drive

Milwaukee, WI 53224-3025

Fax: +1 (414) 973-4618

Email: olivier@arinet.com

To Executive:

Marvin A. Berg III

N76 W17085 Kolbrook Ct.

Menomonee Falls, WI 53051

Fax:

Email: berg@arinet.com

13.2 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the Parties hereto with respect to the subject matter contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement; provided,

however, that the COC Agreement shall survive and remain in full force and effect. This

Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties hereto. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party. For purposes of the foregoing two (2) sentences, the Parties acknowledge and agree that any such written instrument to be signed by the Company shall require the signature of a representative of the

Company duly authorized by the Board to bind the Company to the terms of such written instrument.

13.3 Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

13.4 Assignability. This Agreement is personal to Executive, and Executive may not assign or delegate any of Executive's rights or obligations hereunder without first obtaining the written consent of the Board. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by an assumption agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. If such succession or assignment does not take place,

and if this Agreement is not otherwise binding on Executive's successors or assigns by operation of law, Executive is entitled to compensation from the Company in the same amount and on the same terms as provided for in this Agreement. This Agreement shall be binding on and inure to the benefit of each Party and such Party's respective heirs, legal representatives, successors and assigns.

13.5 Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

13.6 Injunctive Relief. The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief (without the necessity of posting bond or other security).

13.7 Waiver of Breach. The waiver by either Party of the breach of any provision of this

Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

13.8 Severability. The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other. The invalidity of one provision shall not affect the validity of any other provision.

13.9 Consideration. Execution of this Agreement is a condition of Executive's employment with the Company and Executive's employment and other benefits provided for herein by the Company constitutes the consideration for Executive's undertakings hereunder.

13.10 Governing Law. This Agreement shall in all respects be construed according to the laws of Wisconsin, without regard to its conflict of laws principles.

13.11 Authority to Bind the Company. The Company represents and warrants that the undersigned representative of the Company has the authority of the Board to bind the Company to the terms of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

EXECUTIVE:

By:  \s\ Marvin A. Berg III

Marvin A. Berg III

NETWORK SERVICES, INC.

By: \s\ Roy W. Olivier

Roy W. Olivier, President and Chief

Executive Officer